EXHIBIT (11)----STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assumes the exercise of stock purchase warrants and options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of warrants and options outstanding during the period and only include those warrants and options whose average share price during the period exceeds its related exercise price. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2000     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 2,820,325     $ 4,948,073
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                        222,977         221,411
Application of assumed proceeds ($1,469,118 and $1,448,945)
  toward repurchase of outstanding common stock at an average
  market price of $9.646 and $9.740, respectively.                   (152,303)       (148,762)
                                                                   ----------      ----------
Net additional shares issuable                                         70,674          72,649
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                        8,443,980       8,442,139
  Net additional shares issuable                                       70,674          72,649
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                   8,514,654       8,514,788
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.33     $      0.58
                                                                   ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 1999     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 3,293,764     $ 6,101,339
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                        243,797         261,995
Application of assumed proceeds ($1,406,368 and $1,461,052)
  toward repurchase of outstanding common stock at an average
  market price of $8.573 and $8.458, respectively.                   (164,046)       (172,742)
                                                                   ----------      ----------
Net additional shares issuable                                         79,751          89,253
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                        8,377,960       8,360,178
  Net additional shares issuable                                       79,751          89,253
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                   8,457,711       8,449,431
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.39     $      0.72
                                                                   ==========      ==========
